FRANKLIN LAKE RESOURCES INC.
172 Starlite Street, South San Francisco, CA 94080
TEL 650-588-0425 FAX 650-588-5869 E-MAIL info@franklinlake.com
WEBSITE franklinlake.com

NEWS RELEASE --- No. 2005-05 --- September 29, 2005

FRANKLIN LAKE RECEIVES PROGRESS REPORT
ON ARRAKIS PROJECT

SOUTH SAN FRANCISCO, CA -- Thursday, September 29, 2005 -- Franklin Lake Resources (OTCBB:FKLR) announces that the final report on Phase 2 of the Arrakis project is still pending. However, Roger Graham, vice president - operations, who has been working closely with Arrakis at its facility in Colorado, said that he wants to clarify that the purpose of Phase 2 is not merely to continue further testing of the concentrated material from the playa, which was done in Phase 1, but to determine the type of equipment and material that will be required to complete the Franklin Lake pilot plant. The Phase 2 report will also include design of the plant and the data required for completion of applications to governmental agencies for permits necessary to commence operations. At the outset, the company intends to process 3 to 5 tons of material per day. Subsequently, it will scale up its operations to process as much material as it can to practically and profitably.

Father Gregory Ofiesh, president and CEO of the company, said that Mr. Graham, who has already spent several weeks at the Arrakis facility, will return there soon to continue working closely with the Arrakis team, studying its systems and operations and their applications to playa material. Mr. Graham said he thinks that the knowledge and experience he has gained will be a great benefit to Franklin Lake as it moves forward. Mr. Graham said that the final installation and assembly of equipment in the pilot plant will be supervised by Arrakis personnel, who will come to our Amargosa facility for this purpose. They will also remain with us to coordinate the commencement of operations.

Father Ofiesh said that the final Arrakis report will include estimates of the costs of completing the pilot plant and associated start-up costs .

Father Ofiesh noted that the company has received e-mail addresses from many of its stockholders, and he requested others to send their e-mail addresses to the company, so it can keep them informed of press releases and other items filed with the SEC. Stockholders should also check the company's website regularly. www.franklinlake.com

NOTE: This news release may contain forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from its forecasted results.

CONTACT: Father Gregory Ofiesh, President and CEO -- (650) 588-0425

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PR 2005-05 9-29-05